Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 2, 2010		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2010 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $1.2 billion bank holding company with eight bank subsidiaries, announced its financial results for the third quarter of 2010.  Premier realized income of $2,105,000 (22 cents per diluted share) during the quarter ending September 30, 2010, a 40.1% increase from the $1,502,000 of net income reported for the third quarter of 2009.  The increase in income in 2010 is largely due to the inclusion of Adams National Bank and Consolidated Bank and Trust (the “Acquired Banks”) in the 2010 results.  These banks were acquired by Premier on October 1, 2009 and, therefore, their operating results are not included in the 2009 comparative net income of Premier.  Excluding the benefits of including the Acquired Banks, Premier’s third quarter 2010 net income also improved, primarily as a result of decreases in interest expense exceeding increases in the provision for loan losses.  On a diluted per share basis, Premier earned $0.22 during the third quarter 2010 compared to $0.23 per share earned during the third quarter of 2009.  For the nine months of 2010 Premier realized net income of $6,637,000 (70 cents per diluted share), a 62.4% increase from the $4,086,000 (64 cents per diluted share) earned during the first nine months of 2009.

President and CEO Robert W. Walker commented, “Overall we are pleased with the third quarter financial results.  We recently completed our purchase of four branches from Integra Bank National Association (“Integra Bank”) via our Citizens Deposit Bank subsidiary.  While the branches have increased the size of the balance sheet of the company, the positive impact on earnings have yet to be realized due to expenses related to converting the branches to Premier’s systems and the “late in the quarter” timing of the purchase.  Premier’s earnings performance in the third quarter was a lot like the first half of the year.  Yields on liquid investments such as federal funds sold were extremely low due to the Federal Reserve’s current interest rate policy.  Similarly, yields on investment grade securities continue to decrease, resulting in lower interest income from investments.  To compensate, we have continued to keep step with our competitors and lower the rates paid on our deposit products. This, along with the yield on the discounted loan portfolios we acquired from our acquisition of Abigail Adams, has helped the company to maintain a 4.30% net interest margin.  Yet, as the national economy continues to demonstrate weakness, we have been diligent in monitoring our loan portfolio and its credit quality, resulting in higher provisions for loan losses reported in 2010.

“Even with all the challenges to the banking industry in 2010, Premier continues to earn a respectable profit.  As such, we were disappointed by the Federal Reserve’s decision not to allow Premier to pay a shareholder dividend and return a portion of this profit to our shareholders.  The Federal Reserve also declined Premier’s request to pay the regularly scheduled dividend on our preferred stock held by the U.S. Treasury.  The preferred stock has a cumulative feature which requires all deferred dividends to be paid before we can resume paying common dividends.  Fortunately, the quarterly dividend on our preferred stock totals only $278,000 while our quarterly earnings have been exceeding $2.0 million. We are awaiting regulatory approval to continue with our corporate reorganization plans, combining five of our subsidiary banks into a single $800 million West Virginia chartered bank.  Provided we receive regulatory approval, the merger of these five banks is anticipated to occur in the first quarter of 2011.”

Net interest income for the quarter ending September 30, 2010 totaled $10.670 million, compared to $6.768 million of net interest income earned in the third quarter of 2009 and $10.713 million earned in the second quarter of 2010 (the previous calendar quarter).  When compared to the third quarter of 2009, net interest income has improved by 57.7%, largely due to the $3.289 million of additional net interest income of the Acquired Banks, further enhanced by a $613,000 increase in net interest income from Premier’s other six banks.  Total interest income in the third quarter of 2010 increased by $3.938 million, or 43.2%, when compared to the third quarter of 2009, largely due to the interest income of the Acquired Banks.  Otherwise, loan interest income of Premier’s other six banks increased by $179,000, or 2.4%, more than offsetting a $108,000, or 6.7%, decrease in interest income on the investments of those banks.  Total interest expense in the third quarter of 2010 increased by $36,000, or 1.5%, when compared to the third quarter of 2009, as interest expense of the Acquired Banks was largely offset by the $515,000, or 24.2%, decrease in interest expense on deposits and the $27,000, or 12.3%, decrease in interest expense on borrowings of Premier’s other six banks and the parent company.

The $43,000, or 0.4%, decrease in net interest income, when compared to the second quarter of 2010, is largely due to decreases in interest income on loans and investments which were only partially offset by decreases in interest expense on deposits and borrowings during the same period.  Both the second and third quarter of 2010 include the full operations of the Acquired Banks.  Total interest income in the third quarter of 2010 decreased by $113,000, or 0.9%, when compared to the second quarter of 2010, largely due to a $54,000, or 0.5%, decrease in interest income on loans and a $74,000, or 3.5%, decrease in interest income on investments.  These decreases were partially offset by a $15,000, or 44.1%, increase in interest income on highly liquid assets such as interest bearing bank balances and federal funds sold.  The overall decrease in interest income was partially offset by a $70,000, or 2.9%, decrease in total interest expense.  Interest expense on deposit accounts and customer repurchase agreements decreased by $62,000, or 2.8%, while interest expense on borrowed funds decreased by $8,000, or 3.6%, in the third quarter of 2010 when compared to the second quarter of 2010.  The decrease in interest expense on borrowed funds is largely due to the second quarter 2010 maturity of $4.0 million of FHLB borrowings at one of Premier’s subsidiary banks, partially offset by additional borrowings at the parent company.

During the quarter ending September 30, 2010, Premier recorded $761,000 of provisions for loan losses compared to $127,000 of provisions for loan losses during the same period of 2009 and $1,409,000 of provisions for loan losses in the second quarter of 2010.  The increase in the provision in the third quarter of 2010 compared to the same quarter of 2009 was a result of $227,000 of provision expense at the Acquired Banks plus an increase in the estimated credit risk in the loan portfolio.  The increased risk is largely associated with the extended decline in economic conditions and the related impact on borrowers’ repayment abilities.  Evidence of the increased credit risk includes higher levels of non-accrual loans, loan charge-offs and other real estate owned (“OREO”) as a result of foreclosures.  The decrease in the provision in the third quarter of 2010 compared to the second quarter of 2010 is largely due to a decrease in the provision for loan losses by the Acquired Banks in the third quarter of 2010.  During the third quarter of 2010, the Acquired Banks recorded $227,000 of provision expense.  This compares to $1,027,000 of provision expense recorded by the Acquired Banks during the second quarter of 2010.  This decrease was partially offset by an increase in the provision for loan losses at Premier’s other six banks.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  As a percent of total loans outstanding, the allowance for loan losses at September 30, 2010 increased to 1.28% compared to 1.08% at year-end 2009.

In addition to the increase in overall net interest income from the addition of the Acquired Banks, there was also an increase in net overhead costs.  Net overhead costs for the quarter ending September 30, 2010 totaled $6.735 million compared to $4.349 million in the third quarter of 2009 and $6.861 million in the second quarter of 2010.  The $2.386 million increase in net overhead cost when compared to the third quarter of 2009 is largely attributable to the $2.357 million of net overhead costs added from the inclusion of the Acquired Banks in 2010.  The remaining $29,000 increase in net overhead costs is largely due to increases in equity based taxes, FDIC insurance, fraud losses and non-interest expenses related to four branches purchased from Integra Bank such as conversion costs and data processing costs.  These expenses were partially offset by decreases in non-interest expenses such as professional fees, occupancy costs and increases in revenue from electronic banking and secondary market mortgage activity.  Service charges and fees on deposit accounts of Premier’s other six banks decreased by $54,000, or 6.1%.  When compared to the second quarter of 2010 (which also includes the operations of the Acquired Banks), net overhead costs in the third quarter of 2010 decreased by $126,000, largely due to gains on the sale of other real estate owned and decreases in the costs maintaining OREO properties plus a $33,000, or 34.7%, increase in secondary market mortgage income and a $41,000 increase in other non-interest income.  These decreases in net overhead costs were partially offset by increased collection expenses, staff costs and FDIC insurance as well as increases in non-interest expenses such as conversion costs and data processing costs related to the four branches purchased from Integra Bank.  Service charges and fees on deposit accounts decreased by $44,000, or 4.1%, in the third quarter of 2010.

Also impacting 2010 net income was the recognition of a $538,000, net of federal income tax expense, West Virginia income tax benefit in the second quarter of 2010 resulting from Premier’s projected ability to fully realize its West Virginia state deferred tax assets.  The majority of the state deferred tax assets are made up of West Virginia net operating loss carryforwards, some of which were incurred as a result of Premier’s historical operations and some of which were obtained in the Traders Bankshares acquisition in 2008.  The projection takes into account changes in West Virginia’s corporation income tax rules regarding consolidated income tax returns and the likelihood that the projected taxable income from the Acquired Banks will accelerate the utilization of all carryforwards.

Total assets as of September 30, 2010 were up $70.9 million, or 6.4%, from the $1.1 billion of total assets at year-end 2009.  The increase in total assets since year-end is largely due to the purchase of four branches from Integra Bank totaling $74.3 million on September 10, 2010 (the “Branch Purchase”).  The Branch Purchase resulted in recording $60.6 million of performing loans at a discounted fair value and any related accrued interest, $1.6 million of branch premises and other fixed assets, $3.2 million of intangible assets and $8.9 million of branch cash and other liquid assets to balance the transaction.
Otherwise, total assets have decreased by $3.4 million, or 0.3%, since year-end.  The decrease in total assets since year-end is largely due to a $16.8 million (2.4%) decrease in total loans outstanding, largely the result of loan payoffs in the first and third quarters and $4.2 million of loans transferred to to OREO, plus a $10.7 million decrease in federal funds sold.  Due to the low interest rates paid on federal funds sold, a significant portion of Premier’s liquidity has been kept on deposit with the Federal Reserve Bank, which is paying a slightly higher interest rate.  Cash and due from banks and other interest bearing bank balances have increased by $27.2 million or 44.2% since year-end.  The proceeds from these decreases in total assets were used to fund an $11.7 million (1.3%) decrease in total deposits (excluding the Branch Purchase), and a $4.3 million decrease in long-term Federal Home Loan Bank borrowings at the banks.  Partially offsetting these decreases in liabilities was a $2.1 million, or 8.6%, increase in customer repurchase agreements and a $4.7 million net increase in borrowed funds at the parent.  The parent company borrowed an additional $6.0 million in September 2010 to facilitate the Branch Purchase with an injection of capital into the Citizens Deposit Bank subsidiary.  Shareholders’ equity continued to increase, totaling $134.4 million, or 11.5%, of total assets at September 30, 2010, which compares to shareholders’ equity of $128.6 million or 11.7% of total assets at December 31, 2009.  The increase in shareholders’ equity was largely due to the $6.6 million of net income recognized in the first nine months of 2010 partially offset by dividends paid on Premier’s Series A Preferred Stock as well as a quarterly dividend on common stock in the first and second quarters.  Shareholders’ equity also increased by $1.7 million due to an increase in the unrealized gain on the investment portfolio since year-end.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending September 30, 2010.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2010	2009	2010	2009
Interest Income	13,052	9,114	39,834	27,370
Interest Expense	2,382	2,346	7,388	7,382
Net Interest Income	10,670	6,768	32,446	19,988
Provision for Loan Losses	761	127	2,741	339
Net Interest Income after Provision	9,909	6,641	29,705	19,649
Non-Interest Income	1,735	1,374	4,946	3,870
Non-Interest Expenses	8,470	5,723	25,535	17,372
Income Before Taxes	3,174	2,292	9,116	6,147
Income Taxes	1,069	790	2,479	2,061
NET INCOME	2,105	1,502	6,637	4,086
Preferred Stock Dividends and Accretion	305	-	943	-
Net Income Available to Common Shareholders	1,800	1,502	5,694	4,086

EARNINGS PER SHARE	0.23	0.23	0.72	0.64
DILUTED EARNINGS PER SHARE	0.22	0.23	0.70	0.64
Dividends per share	0.00	0.11	0.22	0.33

Charge-offs	527	800	1,108	1,276
Recoveries	105	85	340	255
Net charge-offs (recoveries)	422	715	768	1,021

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	Sept 30	December 31
	2010	2009
ASSETS
Cash and Due From Banks	89,879	61,611
Federal Funds Sold	20,143	22,985
Securities Available for Sale	240,972	240,970
Loans Held for Sale	1,307	897
Loans (net)	733,181	691,564
Other Real Estate Owned	11,083	9,251
Other Assets	41,749	42,953
Goodwill and Other Intangible Assets	34,349	31,519
TOTAL ASSETS	1,172,663	1,101,750

LIABILITIES & EQUITY
Deposits	976,200	913,784
Fed Funds/Repurchase Agreements	26,715	24,600
FHLB Advances	10,605	14,937
Other Borrowings	20,684	16,027
Other Liabilities	4,097	3,846
TOTAL LIABILITIES	1,038,301	973,194
Preferred Stockholder’s Equity	21,813	21,705
Common Stockholders’ Equity	112,549	106,851
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,172,663	1,101,750

TOTAL BOOK VALUE PER COMMON SHARE	14.18	13.46
Tangible Book Value per Common Share	9.85	9.49

Non-Accrual Loans	49,103	46,299
Loans 90 Days Past Due and Still Accruing	648	489